UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
THE9 LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable

(State of incorporation or organization)	(IRS Employer Identification No.)
Building No. 3, 690 Bibo Road, Zhangjiang Hi-tech Park, Pudong New Area, Shanghai 201203,
People’s Republic of China, 86-21-51729999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Ordinary Share Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which form relates:	Not Applicable

(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

SIGNATURE
EXHIBIT INDEX

AMENDMENT NO. 1 TO FORM 8-A
     The undersigned registrant hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A dated January 8, 2009, as set forth in the pages attached hereto.

Item 1.	Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A dated January 8, 2009, filed by The9 Limited (the “Company”), is hereby amended as follows:
     On January 8, 2009 the board of directors (the “Board”) of The9 Limited (the “Company”) declared a dividend of one ordinary share purchase right (a “Right”) for each share of the Company, par value of U.S. $0.01 per share (the “Ordinary Shares”), outstanding at the close of business on January 22, 2009 (the “Record Date”). As long as the Rights are attached to the Ordinary Shares, the Company will issue one Right (subject to adjustment) with each new Ordinary Share so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one Ordinary Share at a certain price per Ordinary Share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in the Rights Agreement dated as of January 8, 2009 (the “Rights Agreement”) between the Company and The Bank of New York Mellon (the “Rights Agent”), as the same may be amended from time to time. Under the Rights Agreement, the Purchase Price was $14.50 per Ordinary Share. Pursuant to Amendment No. 1 to the Rights Agreement dated as of March 9, 2009 between the Company and the Rights Agent, the Purchase Price was revised to $19.50 per Ordinary Share.
Item 1 of the Form 8-A dated January 8, 2009, filed by the Company, is further amended as follows:
     Exercise of Rights for Ordinary Shares of the Company
     In the event that a person becomes an Acquiring Person, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of Ordinary Shares having a market value of two times the then current Purchase Price of the Right. For example, at a Purchase Price of $19.50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) would entitle its holder to purchase $39.00 worth of Ordinary Shares (or other consideration, pursuant to the Rights Agreement) for $19.50. Assuming that the Ordinary Shares had a per share value of $19.50 at such time, the holder of each valid Right would be entitled to purchase two Ordinary Shares for $19.50.
     At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the next paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding voting securities of the Company, the Board may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for Ordinary Shares or ADSs at an exchange rate of one Ordinary Share per Right or one ADS per Right, as applicable (subject to adjustment).

Item 2.	Exhibits

Exhibit No.	Exhibit
4.1	Rights Agreement dated as of January 8, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on January 8, 2009).
4.2	Amendment No. 1 to the Rights Agreement dated as of March 9, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on March 10, 2009).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE9 LIMITED
By:	/s/ Jun Zhu
Name:	Jun Zhu
Title:	Chairman and Chief Executive Officer

Date: March 10, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Rights Agreement dated as of January 8, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on January 8, 2009).
4.2	Amendment No. 1 to the Rights Agreement dated as of March 9, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on March 10, 2009).